UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

_________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 7, 2015 (April 1, 2015)

American Realty Capital Healthcare Trust III, Inc.

(Exact Name of Registrant as Specified in its Charter)

Maryland

(State or Other Jurisdiction of Incorporation)

333-196302	38-3930747
(Commission File Number)	(IRS Employer Identification No.)

405 Park Avenue, 14th Floor New York, New York 10022
(Address, including zip code, of Principal Executive Offices)

(212) 415-6500
(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On April 1, 2015, following the completion of its due diligence review of the fee simple interest in a medical office building located in Hudson, Florida (“DaVita Hudson”) and a medical office building located in Clearwater, Florida (“RAI Clearwater” and, collectively, the “Dialysis Medical Portfolio”), American Realty Capital Healthcare Trust III, Inc. (“the Company”), through its operating partnership, assumed the obligations of an affiliate of the Company’s sponsor to acquire the Dialysis Medical Portfolio under the agreement for purchase and sale of real property ( the “Agreement”), having an effective date of March 2, 2015, among American Realty Capital II Operating Partnership, L.P. and R.H.C. Investments I, Inc. and M.K. Acharya, M.D. (together the “Sellers”).The Sellers of the Dialysis Medical Portfolio are unaffiliated third parties. The Sellers have no material relationship with the Company and the acquisition will not be an affiliated transaction.

Pursuant to the terms of the Agreement, the Company’s obligation to close the acquisition is subject to certain customary closing conditions. The Agreement contains customary representations and warranties by the Sellers. Although the Company believes that the acquisition of the Dialysis Medical Portfolio is probable, there can be no assurance that the acquisition will be consummated.

The aggregate contract purchase price for the Dialysis Medical Portfolio is $7.5 million, exclusive of closing costs. The Company intends to fund the purchase price with proceeds from its ongoing initial public offering. The Company may seek financing for the Dialysis Medical Portfolio at or after closing from a lender yet to be identified. There is no assurance that the Company will be able to secure financing on terms that it deems favorable or at all.

DaVita Hudson

DaVita Hudson contains 8,984 rentable square feet and is 100% leased to two tenants, Total Renal Care, Inc. and Renal Hypertension Center. The leases are net whereby the tenants are required to pay their proportionate share of operating expenses, including all costs to maintain and repair the roof and structure of the building, in addition to base rent.

The lease to Total Renal Care, Inc. has an original 15-year lease term, which commenced in July 2009 and terminates in June 2024, contains annual rental escalations equal to the increase in the consumer price index (“CPI”), capped at 3%, and has two five-year renewal options. The lease to Renal Hypertension Center has an original 10-year lease term, which commenced in January 2015 and terminates in December 2024, contains rental escalations equal to the change in CPI every two years and has one five-year renewal option.

RAI Clearwater

RAI Clearwater contains approximately 14,741 rentable square feet and is 100% leased to three tenants, RAI Care Centers of Florida I, LLC d/b/a RAI – US 19 N – Palm Harbor/Clearwater, Renal Hypertension Center and Tampa Bay Access Center, Inc. The leases are net whereby the tenants are required to pay their proportionate share of operating expenses, excluding all costs to maintain and repair the roof and structure of the building, in addition to base rent.

The lease to RAI Care Centers of Florida I, LLC d/b/a RAI – US 19 N – Palm Harbor/Clearwater has an original 15-year lease term, which commenced in December 2009 and terminates in December 2024, contains annual rental escalations equal to (a) the increase in the CPI, capped at 3% with respect to the original leased space, and (b) 2.0% annually with respect to leased expansion space, and has three five-year renewal options. The leases to Renal Hypertension Center and Tampa Bay Access Center, Inc. have original 15-year terms, which commenced in approximately December 2009 and terminate in approximately November 2024, contain rental escalations equal to the increase in the CPI every two years and has one five-year renewal option.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN REALTY CAPITAL HEALTHCARE TRUST III, INC.

Date: April 7, 2015	By:	/s/ Thomas P. D’Arcy
Thomas P. D’Arcy
Chief Executive Officer, President and Secretary